UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2021

Molecular Templates, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32979	94-3409596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9301 Amberglen Blvd, Suite 100

Austin, TX 78729

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (512) 869-1555

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	MTEM	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

BMS Collaboration Agreement

On February 10, 2021, Molecular Templates, Inc. (the “Company”), entered into a Collaboration Agreement (the “Collaboration Agreement”) with Bristol Myers Squibb Company, pursuant to which the parties agreed to enter into a strategic research collaboration to leverage the Company’s engineered toxin body (“ETB”) technology platform to discover and develop novel products containing ETBs directed to multiple targets.

Pursuant to the terms of the Collaboration Agreement, the Company granted Bristol Myers Squibb a series of exclusive options to obtain one or more exclusive licenses under the Company’s intellectual property to exploit products containing ETBs directed against certain targets designated by Bristol Myers Squibb.

Pursuant to the Collaboration Agreement, Bristol Myers Squibb will pay the Company an upfront payment of $70 million. In addition to the upfront payment, the Company may receive near term and development and regulatory milestone payments of up to $874.5 million. The Company will also be eligible to receive up to an additional $450 million in payments upon the achievement of certain sales milestones, and subject to certain reductions, tiered royalties ranging from mid-single digits up to mid-teens as percentages of calendar year net sales, if any, on any licensed product.

The Company will be responsible for conducting the research activities through the designation, if any, of one or more development candidates. Upon the exercise of its option for a development candidate, Bristol Myers Squibb will be responsible for all development, manufacturing, regulatory and commercialization activities with respect to that development candidate, subject to the terms and conditions of the Collaboration Agreement.

Unless earlier terminated, the Collaboration Agreement will expire (i) on a country-by-country basis and licensed product-by-licensed product basis, on the date of expiration of the royalty payment obligations under the Collaboration Agreement with respect to such licensed product in such country and (ii) in its entirety upon the earlier of (a) the expiration of the royalty payment obligations under the Collaboration Agreement with respect to all licensed products in all countries or (b) upon Bristol Myers Squibb’s decision not to exercise any option on or prior to the applicable option deadlines. Bristol Myers Squibb has the right to terminate the Collaboration Agreement for convenience upon prior written notice to the Company. Either party has the right to terminate the Collaboration Agreement (a) for the insolvency of the other party or (b) subject to specified cure periods, in the event of the other party’s uncured material breach. The Company has the right upon prior written notice to terminate the Collaboration Agreement in the event that Bristol Myers Squibb or any of its affiliates asserts a challenge against the Company’s patents.

The foregoing description of certain terms of the Collaboration Agreement does not purport to be complete and is qualified in its entirety by reference to the Collaboration Agreement that the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2021.

Item 8.01	Other Events

Including the upfront payment from the Company’s entry into the Collaboration Agreement described above, the Company expects that its existing cash and cash equivalents are sufficient to fund its operating expenses and capital expenditure requirements through 2022.

Item 9.01	Financial Statements and Exhibits.

Exhibit 99.1	Press Release dated February 11, 2021

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Molecular Templates, Inc.

Dated: February 11, 2021	By:	/s/ Eric E. Poma, Ph.D.
Name: Eric E. Poma, Ph.D.
Title: Chief Executive Officer